MASTER LEASE AGREEMENT
[Scrub Oak, LLC]

     THIS MASTER LEASE AGREEMENT (hereinafter the “Lease”) is made and entered into this 16th day of January 2003, to be effective as of the 1st day of July, 2001, by and between SCRUB OAK, LLC, a Utah limited liability company, whose address is 75 West Center Street, Provo, Utah 84601, ATTN: Brooke Roney (hereinafter “Landlord”), and NU SKIN INTERNATIONAL, INC., a Utah corporation, whose address is 75 West Center Street, Provo, Utah 84601 (hereinafter “Tenant”).

R E C I T A L S:

     A.      Landlord presently owns and may hereafter from time to time acquire certain real property.

     B.      Tenant desires to lease certain real property from Landlord, which property is identified on the attached Schedule A, incorporated by this reference. In addition, Tenant may desire to lease additional real property from Landlord, which additional property shall be identified, from time to time, in the manner set forth in this Lease.

     C.       Subject to the terms and conditions of this Lease, Landlord is willing to lease the real property identified on Schedule A to Tenant, and Tenant is willing to lease such real property from Landlord.

     NOW, THEREFORE, in consideration of the rents, covenants and agreements hereinafter set forth, Landlord and Tenant mutually agree as follows:

ARTICLE 1 : PREMISES AND LEASE TERMS

     1.1      Description of Premises. Landlord hereby leases and demises to Tenant and Tenant hereby leases from Landlord those certain parcels of real property, together with all buildings and other improvements now or hereafter located thereon (hereinafter collectively “Improvements”), and all privileges, easements, and appurtenances belonging thereto or granted herein, set forth on Schedule A, together with any additional real property that may be described from time to time in an amendment to said Schedule A, executed by, and in form and substance satisfactory to, Landlord and Tenant (collectively, the “Premises”).

     1.2      Additional Lease Terms. In Schedule A, Landlord and Tenant adopted certain additional terms and conditions applicable to only one or more specific Premises specified in Schedule A and not to the other Premises. Furthermore, in any amendment to Schedule A executed by Landlord and Tenant, Landlord and Tenant may adopt additional terms and conditions applicable to a particular Premises and to other Premises, and/or applicable to that Premises but not applicable to any of the other Premises. If there is any conflict between the provisions of this Lease and Schedule A, as the same may be amended from time to time, the provisions of said Schedule A (as amended) shall control.

ARTICLE 2 : TERM COMMENCEMENT

     2.1      Term of Lease. With respect to each of the Premises, this Lease shall be for the term, and shall commence on the date, specified in Schedule A with respect to such Premises (hereinafter individually the “Commencement Date” and collectively the “Commencement Dates”) and shall end on the date specified in Schedule A with respect to such Premises, unless the term is extended or sooner terminated pursuant to the terms, covenants and conditions of this Lease or pursuant to law.

     2.2      Lease Year. The term “Lease Year” as used in this Lease with respect to any of the Premises shall mean a period of twelve (12) consecutive calendar months during the term of this Lease with respect to such Premises. The first Lease Year with respect to any of the Premises shall begin on the Commencement Date for such Premises if that Commencement Date occurs on the first day of a calendar month; if not, the first Lease Year with respect to such Premises shall begin on the first day of the calendar month next following the Commencement Date for that Premises. Each succeeding Lease Year shall begin at the expiration of the immediately preceding Lease Year.

ARTICLE 3 : MONTHLY RENT

     3.1      Payment of Rent. As monthly rent for each of the Premises, Tenant shall pay to Landlord, in advance on or before the first day of each calendar month during the term of this Lease, an amount equal to the “Monthly Rent” for such Premises as set forth in Schedule A. Rent shall be paid to Landlord at its address specified below for notices, or to such other person or at such other address as Landlord may from time to time designate in writing. Rent shall be paid without notice, demand, abatement (except as provided in this Lease), deduction or offset in legal tender of the United States of America. If the Commencement Date with respect to any Premises is not on the first day of the month, or if this Lease terminates with respect to any Premises on a day other than the last day of the month, the Monthly Rent for such Premises shall be prorated for such fractional month or months, if any, during which this Lease commences or terminates, at the then current rate.

     3.2      Delinquent Payments and Handling Charge. All Monthly Rent and other payments required of Tenant hereunder shall bear interest from the date that is ten (10) days after the date due until the date paid at the lesser of (a) the rate announced from time to time by Wells Fargo Bank, or if Wells Fargo Bank ceases to exist or ceases to publish such rate, then the rate announced from time to time by the largest (as measured by deposits) chartered bank operating in Utah, as its “prime rate” or “reference rate,” plus five percent (5%) per annum; or (b) the maximum rate permitted by law. In addition to interest, if any such Monthly Rent or other payment is not received within ten (10) days after the date it is due, Tenant shall pay to Landlord a late charge equal to four percent (4%) of the amount of such Monthly Rent or other payment to reimburse Landlord for its cost and inconvenience incurred as a consequence of Tenant’s delinquency. In no event, however, shall the charges permitted under this Section 3.2 or elsewhere in this Lease, to the extent the same are considered to be interest under applicable law, exceed the maximum rate of interest allowable under applicable law.

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     3.3      Security Deposit. As of the date of this lease, no security deposit is being required from Tenant with respect to any of the Premises. In accordance with the provisions of this Section 3.3 and Section 7.1 below, however, Landlord may hereafter require a security deposit with respect to some or all of the Premises, which may, at Tenant’s election, be made by depositing cash or by posting an irrevocable letter of credit in the form specified below in this Section 3.3. If Tenant deposits a letter of credit with Landlord pursuant to either this Section 3.3 or Section 7.1, the following provisions shall apply to such letter of credit: (a) payment of such letter of credit by the issuer shall be conditioned solely upon submission to the issuer of written demand for payment by Landlord, (b) Tenant shall, at least five (5) business days prior to the expiration of the term of such letter of credit provide Landlord with either a renewal letter of credit (in the form specified in this Section 3.3) or cash in the amount of such letter of credit to be held pursuant to the provisions of this Section 3.3, and (c) if at least five (5) business days prior to the expiration of a letter of credit deposited by Tenant with Landlord Tenant has not provided Landlord with either a replacement letter of credit or cash in accordance with (b) above, Landlord shall have the right to draw down the full amount of such letter of credit and hold the proceeds thereof as a cash deposit in accordance with the provisions of this Section 3.3. If, pursuant to the provisions of either this Section 3.3 or Section 7.1 below a security deposit is required with respect to any of the Premises (hereinafter a “Premises Security Deposit”), the following provisions of this Section 3.3 shall apply. For purposes of this Section 3.3, the term “Security Deposits” shall mean all Premises Security Deposits, taken in the aggregate. Provided that no uncured Tenant default of which Landlord has given Tenant written notice is then existing with respect to the Premises concerned, the Premises Security Deposit applicable to such Premises shall be returned to Tenant (or, at Landlord’s option, to the last permitted assignee of Tenant’s interest under this Lease) after the expiration of the term applicable to such Premises, or sooner termination of this Lease, and delivery of possession of such Premises to Landlord in accordance with ARTICLE 20. If Landlord’s interest in this Lease is conveyed, transferred or assigned, Landlord shall transfer or credit the Security Deposits to Landlord’s successor in interest, and Landlord shall be released from any liability for the return of the Security Deposits, provided that such successor in interest assumes all of Landlord’s obligations under this Lease. Landlord may intermingle the Security Deposits with Landlord’s own funds, and shall not be deemed to be a trustee of the Security Deposit. Tenant shall not be entitled to receive interest with respect to the Security Deposits. If Tenant fails to timely pay or perform any obligation under this Lease, Landlord may, prior to, concurrently with or subsequent to exercising any other right or remedy, use, apply or retain all or any part of the Premises Security Deposit then held by Landlord with respect to the Premises concerned for the payment of any monetary obligation due under this Lease for such Premises, or to compensate Landlord for any other expense, loss or damage which Landlord may incur by reason of Tenant’s failure, including any damage or deficiency in the reletting of such Premises. If all or any portion of the Security Deposits is so used, applied or retained, Tenant shall immediately deposit with Landlord cash in an amount sufficient to restore the Security Deposits to the original amount. Landlord may withhold the Premises Security Deposit after the expiration of the term for the Premises concerned or sooner termination of this Lease until Tenant has paid the full Tenant’s share of any Impositions or any other amounts payable by Tenant under this Lease, but only with respect to the Premises concerned. The Security Deposits are not a limitation on Landlord’s damages or other rights under this Lease, a payment of liquidated damages or prepaid rent, and shall not be applied by Tenant to the rent for the last (or any) month of the term with respect to any Premises, or to any other amount due under this Lease. Tenant agrees that if Blake M. Roney, Brooke B. Roney, Sandra N. Tillotson, Craig S. Tillotson, Steven J. Lund, Craig R. Bryson, and Nedra D. Roney,

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either individually or as a group, cease to own or hold (directly or indirectly) more than fifty percent of the voting power of Tenant, Tenant shall within thirty (30) days after written demand by Landlord deposit with Landlord a Premises Security Deposit with respect to each Premises in an amount equal to the then-current Monthly Rent payable with respect to such Premises. Such Security Deposits shall be held by Landlord subject to and in accordance with the provisions of this Section 3.3. Notwithstanding anything to the contrary set forth in this Lease, any Premises Security Deposit may only be used, and shall be returned, in connection with the Premises to which such Premises Security Deposit relates, and may not be used or applied in reference to any other Premises.

ARTICLE 4 : USE OF PREMISES

     4.1      Use. Each Premises shall be used and occupied by Tenant solely for purposes specified for such Premises in Schedule A and for such other lawful purposes to which Landlord may, from time to time, consent.

     4.2      Prohibited Uses.

(a)

Tenant will not use, occupy or permit the use or occupancy of any of the Premises for any purpose or in any manner which is or may be, directly or indirectly, in violation of any (i) judicial decisions, order, injunctions, writs, statutes, rulings, rules, regulations, promulgations, directives, permits, certificates or ordinances of any governmental authority in any way applicable to Tenant or the Premises, including but not limited to zoning, environmental and utility conservation matters (hereinafter “Legal Requirements”), (ii) covenants, conditions, or restrictions applicable to such Premises and appearing of record in the office of the county recorder of the county in which such Premises are located on or before the date on which such Premises became subject to this Lease, or (iii) insurance requirements.

(b)

Tenant shall not keep or permit to be kept any substance in, or conduct or permit to be conducted any operation from, any of the Premises which is not reasonably consistent with the Permitted Use for such Premises and which might emit offensive odors or conditions, or make undue noise or create undue vibrations.

(c)	Tenant shall not commit or permit to remain any waste to any of the Premises.

(d)

Tenant shall not install or permit to remain any improvements to any of the Premises which exceed the structural loads of floors or walls of any buildings located on such Premises, or adversely affect the mechanical, plumbing or electrical systems of any such buildings, or affect the structural integrity of any such buildings in any way.

(e)

Tenant shall not commit or permit to be committed any action or circumstance in or about any of the Premises, nor bring or keep anything therein which, directly or indirectly, would or might cause a cancellation of any insurance policy covering such Premises, nor shall Tenant sell or permit to be kept, used or sold in or about any of the Premises any articles which may be prohibited by a standard form policy of fire insurance unless Tenant provides additional insurance coverage extending protection to cover all risks associated with those articles.

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(f)

Tenant shall, at Tenant’s sole cost and expense, promptly comply with all Legal Requirements now in force or which may hereafter be in force and with the requirements of any board of fire underwriters or other similar body now or hereafter constituted relating to or affecting the use or occupancy of all of the Premises, excluding such structural changes as do not relate to or affect the use or occupancy of the Premises, or as are not related to or afforded by Tenant’s improvements or acts.

     4.3      Hazardous Substances. Tenant acknowledges that Tenant occupied each of the Premises listed on the original Schedule A to this Lease prior to the Commencement Date for such Premises as set forth on Schedule A. Except with respect to matters arising prior to Tenant’s occupancy of the Premises, or matters caused by Landlord or any of Landlord’s employees, agents, or contractors, Tenant shall at all times comply with, or cause to be complied with, any “Environmental Law” (as defined below in Section 4.4) governing each of the Premises or the use thereof by Tenant or any of Tenant’s employees, agents, contractors, invitees, licensees, customers, or clients, except as permitted in Section 4.5 below, shall not use, store, generate, treat, transport, or dispose of, or permit any of Tenant’s employees, agents, contractors, invitees, licensees, customers, or clients to use, store, generate, treat, transport, or dispose of, any “Hazardous Substance” (as defined below in Section 4.4) on any of the Premises without first obtaining Landlord’s written approval, shall promptly and completely respond to and clean up any release or presence of any Hazardous Substances upon each of the Premises, except to the extent such release or presence either occurred prior to the date on which Tenant occupied such Premises or was caused by Landlord or any of Landlord’s employees, agents, or contractors, and shall pay all costs incurred as a result of the environmental state, condition and quality of each of the Premises, including, but not limited to, the costs of any “Environmental Cleanup Work” (as defined below in Section 4.4) and the preparation of any closure or other required plans, except to the extent such release or presence either occurred prior to the date on which Tenant occupied such Premises or was caused by Landlord or any of Landlord’s employees, agents, or contractors, (all of the foregoing obligations of Tenant under this Section 4.3 are hereinafter collectively “Tenant’s Environmental Obligations”). Tenant shall indemnify, defend and hold harmless Landlord from and against any and all claims, actions, damages, penalties, fines, liabilities and expenses, including reasonable attorneys’ fees, which are directly or indirectly, in whole or in part, caused by or arise out of Tenant’s failure to timely perform Tenant’s Environmental Obligations. Landlord represents and warrants to Tenant that, as of the date on which Tenant occupied each Premises, no Hazardous Substances were located on such Premises and such Premises were in compliance with all Environmental Laws. Landlord shall indemnify, defend and hold harmless Tenant from and against any and all claims, actions, damages, penalties, fines, liabilities and expenses, including reasonable attorneys’ fees, to the extent caused by or arising out of any failure of the foregoing representation and warranty of being true and accurate. Landlord and Tenant shall promptly deliver to the other true and complete copies of all notices, correspondence and requests received by the notifying party from any governmental authority or third parties relating to the presence, release, use, storage, treatment, transportation, or disposal of Hazardous Substances on any of the Premises. Tenant shall permit Landlord and Landlord’s agents to enter into and upon each of the Premises, during normal business hours on prior reasonable notice, for the purpose of inspecting the Premises and verifying Tenant’s compliance with these covenants. The provisions of this Section 4.3 shall survive the expiration or other termination of this Lease.

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     4.4      Environmental Definitions. As used in this Lease: “Environmental Cleanup Work” shall mean an obligation to perform work, cleanup, removal, repair, remediation, construction, alteration, demolition, renovation or installation in or in connection with the Premises in order to comply with any Environmental Law. “Environmental Law” shall mean any federal, state or local law, regulation, ordinance or order, whether currently existing or hereafter enacted, concerning the environmental state, condition or quality of the Premises or use, generation, transport, treatment, removal, or recovery of Hazardous Substances, including building materials, and including, but not limited to, the following: the Solid Waste Disposal Act as amended by the Resource Conservation and Recovery Act of 1976 (42 U.S.C. Article 6901, et seq.), as amended, and all regulations promulgated thereunder; the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. Article 9601, et seq.), as amended, and all regulations promulgated thereunder; the Hazardous Materials Transportation Act (49 U.S.C. Article 1801, et seq.), as amended, and all regulations promulgated thereunder; the Clean Air Act (42 U.S.C. Article 7401, et seq.), as amended, and all regulations promulgated thereunder; the Federal Water Pollution Control Act (33 U.S.C. Article 1251 et seq.), as amended, and all regulations promulgated thereunder; and the Occupational Safety and Health Act (29 U.S.C. Article 651, et seq.), as amended, and all regulations promulgated thereunder. “Hazardous Substance” shall mean (a) “hazardous waste,” “hazardous substance,” and any other hazardous, radioactive, reactive, flammable or infectious materials, solid wastes, toxic or dangerous substances or materials, or related materials, as defined in, regulated by, or which form the basis of liability now or hereafter under any Environmental Law; (b) asbestos, (c) polychlorinated biphenyls (PCBs); (d) petroleum products or materials; (e) flammable explosives, (f) any substance the presence of which on the Premises is or becomes prohibited by Environmental Law: (g) urea formaldehyde foam insulation; and (h) any substance which under Environmental Law requires special handling or notification in its use, collection, storage, treatment or disposal. Notwithstanding anything to the contrary in this Section 4.4, “Hazardous Substance” shall not include with respect to any Premises (i) supplies for cleaning and maintenance in commercially reasonable amounts required for use in the ordinary course of business, provided such items are incidental to the permitted use of such Premises (as set forth in Section 4.1) and are stored and used in compliance with all Environmental Laws, and (ii) standard office supplies in commercially reasonable amounts required for use in the ordinary course of business, provided such items are incidental to the permitted use of such Premises (as set forth in Section 4.1) and are stored and used in compliance with all Environmental Laws.

     4.5      Permitted Environmentally Sensitive Uses. Landlord acknowledges that, as set forth on Schedule A, Tenant intends to use one or more of the Premises for fleet maintenance and parking and one or more of the Premises for the development and/or production of vitamins, dietary supplements, and cosmetic products (hereinafter “Permitted Environmental Activities”) and that in connection with such Permitted Environmental Activities, Tenant will use, store, generate, treat, transport, and/or dispose of Hazardous Substances on and/or from such Premises. To the extent that either a Permitted Environmental Activity is a permitted use of such Premises (as set forth in Section 4.1) or the use, storage, generation, treatment, transportation and/or disposal of Hazardous Substances is in connection with an activity on such Premises that is not materially different (in terms of the nature and quantity of Hazardous Substances to be used, stored, generated, treated or disposed on or from such Premises) from a Permitted Environmental

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Activity which is a permitted use of such Premises (as set forth in Section 4.1), Landlord consents to the use, storage, generation, treatment, transportation, and/or disposal of Hazardous Substances on and/or from such Premises provided that such use, storage, generation, treatment, transportation or disposal is done in the ordinary course of Tenant’s business on such Premises and in accordance with Section 4.3 above and applicable Environmental Laws.

ARTICLE 5 : QUIET ENJOYMENT

     Provided Tenant has performed all of Tenant’s obligations under this Lease, Landlord hereby covenants with Tenant that Tenant shall peaceably and quietly hold and enjoy the full possession and use of the Premises during the term of this Lease. Landlord shall warrant and forever defend Tenant’s right to occupancy of the Premises against the claims of any and all persons whosoever lawfully claim the same or any part thereof, by, through or under Landlord, but not otherwise, subject to the provisions of this Lease.

ARTICLE 6 : IMPOSITIONS

     6.1      Payment of Impositions. Tenant shall be solely responsible for and pay prior to delinquency all real estate, personal property, rental, water, sewer, transit, use, occupancy, owners’ association and other taxes, assessments, charges, excises and levies (including any interest, cost or penalties with respect thereto, unless such interest, cost or penalties result from Landlord’s acts or omissions, but excluding from Tenant’s obligation any income, excise, franchise and similar taxes of Landlord), general and special, ordinary and extraordinary, foreseen and unforeseen, of any kind and nature whatsoever which are assessed, levied, charged or imposed upon or with respect to the Premises or any portion thereof, or the sidewalks, streets or alleyways adjacent thereto, or the ownership, use, occupancy or enjoyment thereof, and all charges for any easement, license, permit or agreement maintained for the benefit of the Premises and other governmental charges (collectively “Impositions”) accruing or becoming due during the term of this Lease. If the term of this Lease covers only part of the period to which any Impositions relate, such Impositions shall be equitably prorated between Landlord and Tenant.

     6.2      Right to Contest Impositions. Tenant, at its sole cost, shall have the right to contest, in accordance with the provisions of the laws relating to such contests, any Impositions, and the failure of Tenant to pay any Impositions shall not constitute a default by Tenant so long as Tenant complies with the provisions of this Section 6.2. Prior to initiating any contest or proceeding, Tenant shall give Landlord written notice of such contest or proceeding and shall either pay such Impositions to the applicable authority, deposit with Landlord cash in such amount as Landlord deems to be sufficient, considering the amount of such Impositions, any potential penalties and interest thereon, and any potential expenses that might be incurred by Landlord with respect thereto, or furnish good and sufficient undertakings and sureties designating Landlord as the beneficiary thereof in such amount as Landlord deems to be sufficient, considering the amount of such Impositions, any potential penalties and interest thereon, and any potential expenses that might be incurred by Landlord with respect thereto. Landlord shall not be required to join in any proceeding or contest brought by Tenant unless the provisions of any law require that the proceeding or contest be brought by or in the name of

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Landlord or any owner of the Premises. In that case, Landlord shall join in the proceeding or contest or permit such proceeding or contest to be brought in its name as long as Landlord is not required to bear any cost. Tenant, on final determination of the proceeding or contest, shall promptly pay or discharge any decision or judgment rendered, together with all costs, charges, interest and penalties incidental to the decision or judgment and Landlord shall make available to Tenant any funds provided by Tenant pursuant to this Section 6.2 as security for Tenant’s performance hereunder

ARTICLE 7 : TRANSFER BY TENANT

     7.1       Prohibition on Transfers. Without the prior written consent of Landlord, Tenant shall not effect or suffer an assignment (direct or indirect, absolute or conditional, by operation of law or otherwise) by Tenant of all or any portion of Tenant’s interest in this Lease or the leasehold estate created hereby. Notwithstanding the foregoing, Tenant may, without the consent of Landlord, (a) sublease all or any portion of the Premises, or (b) assign this Lease to any successor corporation, subsidiary, Affiliate (as defined below) or corporation that acquires all or substantially all of the assets of Tenant, provided that Tenant gives Landlord prior or concurrent written notice of such assignment. No assignment or subletting shall release Tenant from liability for the full and timely performance of all of Tenant’s obligations under this Lease without the written consent of Landlord, which consent may be granted or withheld by Landlord in Landlord’s sole and absolute discretion. As a condition to any such release, Landlord may require the assignee to deposit with Landlord a security deposit in an amount equal to the then-current Monthly Rent payable with respect to each Premises which is the subject of such assignment. As used in this Lease, “Affiliate” means a person that controls, is controlled by, or is under common control with, another person.

     7.2      Liens. Without in any way limiting the generality of the foregoing, Tenant shall not grant, place or suffer, or permit to be granted, placed or suffered, against any of the Premises, or any Improvements, or any portion thereof, any lien, security interest, pledge, conditional sale, contract, claim, charge or encumbrance (whether constitutional, statutory, contractual or otherwise) and, if any of the aforesaid does arise or is asserted, Tenant will, promptly upon demand by Landlord and at Tenant’s expense, cause the same to be released.

ARTICLE 8 : UTILITIES

     Tenant shall be solely responsible for, and pay when due, all charges for water, gas, heat, light, power, telephone, garbage removal, snow removal and other utilities or services used by or supplied to Tenant or to each of the Premises, together with any taxes thereon, during the term of this Lease.

ARTICLE 9 : SUBORDINATION AND ATTORNMENT

     9.1      General. This Lease, Tenant’s leasehold estate created hereby, and all Tenant’s rights, titles and interests hereunder and in and to the Premises are subject and subordinate to any Mortgage (as defined below) presently existing or hereafter placed upon all or any of the

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Premises or any portion thereof; provided, however, that in the event of foreclosure or the exercise of any other right asserted under the Mortgage by Landlord’s Mortgagee (as defined below), or if Landlord’s Mortgagee otherwise succeeds to the interest of Landlord under this Lease, this Lease and the rights of Tenant under this Lease shall continue in full force and effect and shall not be terminated or disturbed, except in accordance with the provisions of this Lease, and Landlord’s Mortgagee shall recognize Tenant as the tenant under this Lease. Concurrently with the execution and delivery of this Lease, any existing Landlord’s Mortgagee shall execute and deliver a nondisturbance agreement in favor of Tenant, consistent with the immediately preceding sentence. However, Landlord and Landlord’s Mortgagee may, at any time upon the giving of written notice to Tenant and without any compensation or consideration being payable to Tenant, make this Lease, and the aforesaid leasehold estate and rights, titles and interests, superior to any Mortgage. Upon the written request by Landlord or by Landlord’s Mortgagee to Tenant, and within fifteen (15) days of the date of such request, and without any compensation or consideration being payable to Tenant, Tenant shall execute, have acknowledged and deliver a recordable instrument confirming, subject to the above nondisturbance provisions, that this Lease, Tenant’s leasehold estate in the Premises and all of Tenant’s rights, titles and interest hereunder are subject and subordinate (or, at the election of Landlord or Landlord’s Mortgagee, superior) to the Mortgage benefiting Landlord’s Mortgagee, which instrument shall be provided subject to the concurrent delivery by Landlord’s Mortgagee of a nondisturbance agreement in favor of Tenant and reasonably consistent with the provisions of this ARTICLE 9. As used in this Lease, the term “Landlord’s Mortgagee” shall mean the mortgagee of any mortgage, the beneficiary of any deed of trust, the pledgee of any pledge, the secured party of any security interest, the assignee of any assignment and the transferee of any other instrument of transfer (including the ground lessor of any ground lease on any real property in the Premises) now or hereafter in existence on all or any of the Premises or any portion of any of the Premises, and their successors, assigns and purchasers, and “Mortgage” shall mean any such mortgage, deed or trust, pledge, security agreement, assignment or transfer instrument, including all renewals, extensions and rearrangements thereof and of all debts secured thereby.

     9.2      Attornment. Upon the written request of any person or party succeeding to the interest of Landlord under this Lease, Tenant shall automatically become the tenant of and attorn to such successor in interest without any change in any of the terms of this Lease. No successor in interest shall be (a) bound by any payment of Monthly Rent for more than one month in advance, except payments of security for the performance by Tenant of Tenant’s obligations under this Lease (b) subject to any offset, defense or damages arising out of a default or any obligations of any preceding Landlord. Neither Landlord’s Mortgagee nor its successor in interest shall be bound by any amendment of this Lease entered into after Tenant has been given written notice of the name and address of Landlord’s Mortgagee and without the written consent of Landlord’s Mortgagee or such successor in interest. The attornment and mortgagee protection clauses of this Section 9.2 shall be self-operative and no further instruments of attornment or mortgagee protection need be required by any Landlord’s Mortgagee or successor in interest thereto. Nevertheless, upon the written request therefor and without any compensation or consideration being payable to Tenant, Tenant agrees to execute, have acknowledged and deliver such instruments as may be requested to confirm the same.

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ARTICLE 10: INSURANCE

     10.1      Tenant's Insurance Coverage. Tenant shall, at all times during the term of this Lease, and at Tenant's own cost and expense, procure and continue in force the following insurance coverage:

(a)

Commercial general liability insurance with a combined single limit for bodily injury and property damage of not less than One Million Dollars ($1,000,000) per occurrence and Two Million Dollars ($2,000,000) in the aggregate, including, without limitation, contractual liability coverage for the performance by Tenant of the indemnity agreement set forth in ARTICLE 16.

(b)

Insurance covering any buildings and all improvements on each of the Premises, including Tenant’s leasehold improvements and personal property in or upon each such Premises in an amount not less than one hundred percent (100%) of full replacement cost, providing protection against any peril generally included within the classification “Fire and Extended Coverage,” together with insurance against sprinkler damage, vandalism and malicious mischief and a standard inflation guard endorsement. Tenant hereby assigns to Landlord any and all proceeds payable with respect to such policies except to the extent such proceeds are payable with respect to any property that would remain the property of Tenant upon the termination of this Lease; provided, however, that to the extent required pursuant to the provisions of ARTICLE 15, such proceeds shall be made available to Tenant and applied to the repair and restoration of the Premises with respect to which such proceeds are payable.

(c)	Worker's compensation insurance satisfying Tenant's obligations under the worker's compensation laws of the State of Utah.

(d)

Such other policy or policies of insurance with respect to each Premises as Landlord may reasonably require in accordance with commercially reasonable practices for premises and in geographical areas similar to such Premises.

Such minimum limits shall in no event limit the liability of Tenant under this Lease. Such liability insurance shall name Landlord, and any other person specified from time to time by Landlord, as an additional insured; such property insurance shall name Landlord as a loss payee as Landlord’s interest may appear; and both such liability and property insurance shall be with companies licensed to do business in Utah reasonably acceptable to Landlord. All liability policies maintained by Tenant shall contain a provision that Landlord and any other additional insured, although named as an insured, shall nevertheless be entitled to recover under such policies for any loss sustained by Landlord and Landlord’s agents and employees as a result of the acts or omissions of Tenant. Tenant shall furnish Landlord with certificates of coverage. No such policy shall be cancelable or subject to reduction of coverage or other modification except after thirty (30) days’ prior written notice to Landlord by the insurer. All such policies shall be written as primary policies, not contributing with and not in excess of the coverage which Landlord may carry, and shall only be subject to such deductibles as are reasonably acceptable to Landlord. Tenant shall, within ten (10) days after the expiration of such policies, furnish Landlord with renewals of, or binders for, such policies. Tenant shall cause all other occupants of the Premises claiming by, through or under Tenant to execute and deliver to Landlord a

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waiver of claims similar to the waiver contained in Section 10.2 and to obtain such waiver of subrogation rights endorsements. At Landlord’s request, any Landlord’s Mortgagee shall be afforded coverage under any policy required to be secured by Tenant under this Lease by use of a mortgagee’s endorsement to the policy concerned.

     10.2      Waiver of Subrogation. Landlord hereby waives all claims, rights of recovery and causes of action that Landlord or any party claiming by, through or under Landlord may now or hereafter have by subrogation or otherwise against Tenant or against any of Tenant’s officers, directors, shareholders or employees for any loss or damage that may occur to any of the Premises, Tenant’s improvements or any of the contents of any of the foregoing by reason of fire or other casualty, or by reason of any other cause, to the extent that such loss or damage is actually covered by a policy of insurance maintained by Landlord; provided, however, that the waiver set forth in this Section 10.2 shall not apply to any deductibles on insurance policies carried by Landlord or to any coinsurance penalty which Landlord may sustain. Tenant hereby waives all claims, rights of recovery and causes of action that Tenant or any party claiming by, through or under Tenant may now or hereafter have by subrogation or otherwise against Landlord or against any of Landlord’s officers, directors, members, shareholders, partners or employees for any loss or damage that may occur to any of the Premises, Tenant’s improvements or any of the contents of any of the foregoing by reason of fire or other casualty, or by reason of any other cause, to the extent that such loss or damage either (a) is actually covered by a policy of insurance maintained by Tenant, or (b) would have been covered had Tenant obtained the insurance policies required to be obtained and maintained under Section 10.1. Landlord and Tenant shall cause an endorsement to be issued to their respective insurance policies recognizing this waiver of subrogation.

ARTICLE 11 : MAINTENANCE AND REPAIRS

     During the term of this Lease, Tenant shall, at Tenant’s sole cost, maintain each of the Premises, including the floor slab, foundation, load-bearing walls, other structural elements and roofs of any buildings, in good order, condition and repair, and in a clean, safe, operable, attractive and sanitary condition which is consistent with the nature and quality of such Premises as compared to other similar properties in the area where such Premises are located. Tenant will not commit or allow to remain any waste or damage to any portion of the Premises. Subject to ARTICLE 15, Tenant shall repair or replace, subject to Landlord’s direction and supervision, any damage to any buildings and/or any of the Premises (including the structural components and the roof of any buildings) caused by Tenant or Tenant’s agents, contractors or invitees. If Tenant fails to make such repairs or replacements, Landlord may make the same at Tenant’s cost. Such cost shall be payable to Landlord by Tenant on demand.

ARTICLE 12 : FIXTURES AND ALTERATIONS

     12.1      Landlord Approval. Tenant shall not make (or permit to be made) any change, addition or improvement to any of the Premises (including, without limitation, the attachment of any fixture or equipment) unless such change, addition or improvement (a) equals or exceeds the quality of materials used in construction of such Premises and utilizes only new materials, (b) is in conformity with all Legal Requirements as defined in Section 4.2(a), and is made after

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obtaining any required permits and licenses, (c) if a “Major Improvement” (hereinafter defined), is made with prior written consent of Landlord pursuant to plans and specifications approved in writing in advance by Landlord and, if reasonably required by Landlord, such plans and specifications are prepared by an architect approved in writing in advance by Landlord, (d) if a Major Improvement, is made after Tenant has provided to Landlord such indemnification, insurance, and/or bonds requested by Landlord, including, without limitation, a performance and completion bond in such form and amount as may be satisfactory to Landlord to protect against claims and liens for labor performed and materials furnished, and to insure the completion of any change, addition or improvement, and (e) if a Major Improvement, is carried out by persons approved in writing by Landlord who, if required by Landlord, deliver to Landlord before commencement of their work proof of such insurance coverage as Landlord may require, with Landlord named as an additional insured. Any request for Landlord’s consent to any change, addition or improvement or for Landlord’s approval of plans or specifications to which Landlord does not respond within twenty (20) days shall be deemed granted by Landlord. All such alterations, improvements and additions shall become the property of Landlord and, if approved in advance by Landlord (unless approved subject to removal by Tenant) shall, at Tenant’s option, either be removed by Tenant, at Tenant’s expense, with all damage caused by such removal repaired by Tenant, or be surrendered with such Premises as part thereof at the termination or expiration of the term of this Lease with respect to such Premises, without any payment, reimbursement or compensation therefor. Any such alterations, improvements and additions that are approved by Landlord subject to removal by Tenant shall be removed by Tenant, at Tenant’s expense, with all damage caused by such removal repaired by Tenant, at the termination or expiration of the term of this Lease with respect to such Premises, without any payment, reimbursement or compensation therefor. All such alterations, improvements and additions that pursuant to the provisions of this Section 12.1 do not require the prior approval of Landlord shall, at Landlord’s election given by written notice at least sixty (60) days prior to the expiration of this Lease with respect to the Premises concerned, be removed by Tenant, at Tenant’s expense, with all damage caused by such removal repaired by Tenant. Within fifteen (15) days after the end of each calendar quarter during the term of the Lease, Tenant shall give Landlord written notice of the completion of any improvements to a Premises completed during the immediately preceding calendar quarter which, pursuant to the provisions of this Section 12.1, did not require the prior consent of Landlord. Such notice shall include a brief description of such improvements and identify the Premises in which such Improvements were made. Tenant may remove Tenant’s trade fixtures, office supplies, movable office furniture and equipment, provided such removal is made prior to the expiration of the term of this Lease with respect to such Premises, no uncured Event of Default then exists and Tenant promptly repairs all damage caused by such removal. Tenant shall indemnify, defend and hold harmless Landlord from and against all liens, claims, damages, losses, liabilities and expenses, including attorneys’ fees, which may arise out of, or be connected in any way with, any such change, addition or improvement. If Tenant leases or finances any personal property or equipment to be used by Tenant at a Premises, Landlord shall, within a reasonable time after receipt of written request from Tenant, execute and deliver to the lessor of, or lender providing financing for, such personal property or equipment, as applicable, a lien waiver or subordination with respect to such personal property or equipment in a form reasonably acceptable to Landlord. As used in this Section 12.1, the following terms shall have the meanings hereinafter specified: (1) “Building Structure” shall mean with respect to any building the structural portions of such building, including the foundation, floor/ceiling slabs, roof, exterior walls, exterior glass and mullions, columns, beams, shafts (including elevator shafts), and elevator cabs; (2) “Building Systems”

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shall mean with respect to any building the mechanical, electrical, life safety, plumbing, and sprinkler systems and HVAC systems (including primary and secondary loops connected to the core) servicing such building; and (3) “Major Improvement” shall mean with respect to each Premises any change, addition or improvement to such Premises if (A) the cost of such change, addition or improvement exceeds $50,000.00, (B) such change, addition or improvement affects either the exterior of any building or any Building Structure located on such Premises, or (C) such change, addition or improvement has a material affect on any Building System of any building located on such Premises.

     12.2      Manner of Construction, Materialmen, Lien Claims. All construction performed on or with respect to any of the Premises by Tenant shall be performed in a good, workmanlike and first-class manner, in accordance with all applicable permits, authorizations, laws, ordinances, orders, regulations and requirements of all governmental authorities having jurisdiction of such Premises and, to the extent required by Section 12.1, in accordance with plans approved by Landlord. Tenant shall promptly pay all contractors and materialmen, so as to eliminate the possibility of a lien attaching to such Premises or any Improvements, and should any such lien be made or filed by reason of any fault of Tenant, Tenant shall bond against or discharge the same within forty-five (45) days after written request by Landlord. If Tenant fails to bond against or discharge the same within such forty-five (45) day period, Landlord shall have the right, but not the obligation, to pay and discharge any such lien that attached to such Premises and Tenant shall reimburse Landlord for any such sums paid together with interest at the rate specified in Section 3.2 within thirty (30) days after written demand by Landlord.

ARTICLE 13 : ACCESS BY LANDLORD

     Landlord, its employees, contractors, agents, and representatives shall have the right (and Landlord, for itself and such persons and firms, hereby reserves the right) to enter each of the Premises during normal business hours and at a time least likely to interrupt Tenant’s operations upon advance reasonable notice (not less than 24 hours) (a) to inspect, maintain or repair the Premises, (b) to show the Premises to prospective purchasers of such Premises (and, during the last six (6) months of the term of this Lease with respect to such Premises, to prospective tenants of the Premises), (c) to determine whether Tenant is performing its obligations hereunder and, if it is not, to perform the same at Landlord’s option and Tenant’s expense in accordance with this Lease following any applicable notice and cure period, or (d) for any other reasonable purpose. In an emergency with respect to any of the Premises, Landlord (and such persons and firms) may use any means to open any door into or on such Premises without any liability therefore (except for repair of any damage caused thereby). Entry into any of the Premises by Landlord or any other person or firm named in the first sentence of this ARTICLE 13 for any purpose permitted herein shall not constitute a trespass or an eviction (constructive or otherwise), or entitle Tenant to any abatement or reduction of Monthly Rent, or constitute grounds for any claim (and Tenant hereby waives any claim) for damages for any injury to or interference with Tenant’s business, for loss of occupancy or quiet enjoyment, or for consequential damages, excepting any damage or injury to property or person actually caused by Landlord or any such person or firm.

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ARTICLE 14: CONDEMNATION

     As used in this Paragraph, the term “Condemnation Proceedings” means any actions or proceedings in which any interest in any Premises (the “Affected Premises”) is taken for any public or quasi-public purpose by any lawful authority through exercise of the power of eminent domain or by purchase or other means in lieu of such exercise. If the whole of the Affected Premises is taken through Condemnation Proceedings, this Lease shall automatically terminate as of the date of the taking with respect to the Affected Premises (only). The phrase “as of the date of the taking” means the date of taking actual physical possession by the condemning authority or such earlier date as the condemning authority gives notice that it is deemed to have taken possession. Tenant may terminate this Lease with respect to the Affected Premises if more than twenty-five percent (25%) of the Affected Premises is taken or any portion of the Affected Premises is taken which substantially interferes with Tenant’s ability to operate or use the Affected Premises for either the permitted use for such Premises specified in Schedule A or such other use of such Affected Premises for which Landlord has previously given written approval. Any such termination must be accomplished through written notice given no later than thirty (30) days after, and shall be effective as of, the date of such taking. In all other cases, or if Tenant fails to exercise its right to terminate, this Lease shall remain in effect, and Tenant shall, subject to the availability of adequate condemnation proceeds, promptly repair and restore the Affected Premises as nearly as possible to the nature and character that existed immediately prior to such taking and, to the extent required by Section 12.1, in accordance with plans approved by Landlord. If a portion of the Affected Premises is taken and this Lease is not terminated, the Monthly Rent shall be reduced in the proportion that the area of the Premises taken bears to the total area of the Premises immediately prior to the taking. Whether or not this Lease is terminated as a consequence of Condemnation Proceedings, all damages or compensation awarded for a partial or total taking, including any award for severance damage and any sums compensating for diminution in the value of or deprivation of the leasehold estate under this Lease, shall be the sole and exclusive property of Landlord, provided that Tenant shall be entitled to any award for the loss of, or damage to, Tenant’s trade fixtures, loss of business and moving expenses; provided, however, that if (y) this Lease is not terminated as a consequence of Condemnation Proceedings, and (z) Landlord receives an award in such Condemnation Proceedings for the repair and restoration of the Premises, Landlord shall make available to Tenant all or a portion of the award so designated, as necessary, for Tenant to complete its obligations of repair and restoration under this Paragraph. If made, the disbursement of such portion of the award shall be made by Landlord to Tenant in accordance with disbursement procedures typically used by construction lenders in the Provo/Orem, Utah metropolitan area. Tenant shall have no claim against Landlord for the occurrence of any Condemnation Proceedings, or for the termination of this Lease or a reduction in the Premises as a result of any Condemnation Proceedings.

ARTICLE 15 : DAMAGE OR DESTRUCTION

     Tenant shall give prompt written notice to Landlord of any casualty of which Tenant is aware to any Premises (the “Damaged Premises”). If the Damaged Premises are totally destroyed, or are partially destroyed but in Tenant’s opinion cannot be restored to an economically viable building for either the use for such building specified in Schedule A or such other use of such building for which Landlord has previously given written approval, or if the insurance proceeds actually paid to Tenant as a result of any casualty are, in Tenant’s reasonable

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opinion inadequate to restore the portion remaining of the Damaged Premises to an economically viable building for such use, Tenant may, at its election exercisable by giving written notice to Landlord within sixty (60) days after the casualty, terminate this Lease with respect to the Damaged Premises as of the date of the casualty or the date Tenant is deprived of possession of such Premises (whichever is later). If this Lease is terminated with respect to the Damaged Premises as a result of a casualty, Tenant shall promptly deliver to Landlord all insurance proceeds received by Tenant under the insurance policy carried by Tenant on the Damaged Premises, net of any insurance proceeds attributable to Tenant’s personal property or other property that would be Tenant’s property upon termination of the Lease and any costs expended or fees or other charges incurred by Tenant in collecting such proceeds. If this Lease is not terminated as a result of a casualty, subject to the availability of adequate insurance proceeds, Tenant shall restore the Damaged Premises as nearly as possible to the nature and character that existed immediately prior to the occurrence of such casualty and, to the extent required by Section 12.1, in accordance with plans approved by Landlord. Except for Tenant’s share of any insurance proceeds received by Landlord and attributed to Tenant’s property as provided more fully above, if any, Tenant shall have no claim against Landlord for any loss suffered by reason of any such damage, destruction, repair or restoration. Other than providing Tenant any insurance proceeds attributable to Tenant’s property as described above, Landlord shall not be required to repair any damage to or to make any restoration of any furnishings, trade fixtures, leasehold improvements, equipment, merchandise and other personal property installed in the Premises by Tenant or at the direct or indirect expense of Tenant.

ARTICLE 16 : INDEMNITY

     16.1 Tenant’s Indemnity. Except to the extent such obligations are otherwise limited by Section 4.3, Tenant shall defend, indemnify and hold harmless Landlord and Landlord’s officers, directors, shareholders, members, partners and employees from and against all liabilities, obligations, losses, damages, penalties, claims, actions, suits, costs, expenses and disbursements (including court costs and reasonable attorneys’ fees) resulting from any injuries to or death of any person or damage to any property occurring during the term of this Lease in or about the Premises except to the extent such injury, death or damage is caused by Landlord or Landlord’s employees, agents, or contractors.

     16.2 Landlord’s Indemnity. Landlord shall defend, indemnify and hold harmless Tenant and Tenant’s officers, directors, shareholders and employees from and against all liabilities, obligations, losses, damages, penalties, claims, actions, suits, costs, expenses and disbursements (including court costs and reasonable attorneys’ fees) resulting from any injuries to or death of any person or damage to any property occurring during the term of this Lease in or about the Premises to the extent such injury, death or damage is caused by Landlord or Landlord’s employees, agents, or contractors.

ARTICLE 17 : LANDLORD NOT LIABLE

     Landlord shall have no liability to Tenant, or to Tenant’s officers, directors, shareholders, employees, agents, contractors or invitees, for bodily injury, death, property damage, business interruption, loss of profits, loss of trade secrets or other direct or consequential damages

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occasioned by (a) vandalism, theft, burglary and other criminal acts, (b) water leakage, or (c) the repair, replacement, maintenance, damage or destruction of the Premises, unless any of the foregoing are caused by Landlord or Landlord’s employees, agents, or contractors.

ARTICLE 18 : DEFAULT AND REMEDIES

     18.1      Default. The occurrence of any of the following shall constitute a material default and breach of this Lease by Tenant (hereinafter "Event of Default"):

(a)

Any failure by Tenant to pay the Monthly Rent payable with respect to any of the Premises or any other monetary sums required to be paid under this Lease, where such failure continues for fifteen (15) days after written notice thereof by Landlord to Tenant;

(b)

Any failure by Tenant to observe and perform any other term, covenant or condition of this Lease to be observed or performed, by Tenant, where such failure continues for thirty (30) days after written notice thereof by Landlord to Tenant; provided, however, that if the nature of the default is such that the default cannot reasonably be cured within the thirty (30) day period, Tenant shall not be deemed to be in default if Tenant shall within the thirty (30) day period commence action to cure the default and thereafter diligently prosecute the same to completion;

(c)

The filing of a petition by or against Tenant (1) in any bankruptcy or other insolvency proceeding, (2) seeking any relief under the Bankruptcy Code or any similar debtor relief law, (3) for the appointment of a liquidator or receiver for all or substantially all of Tenant’s property or for Tenant’s interest in this Lease, or (4) to reorganize or modify Tenant’s capital structure, unless such petition is dismissed within sixty (60) days after filing; or

(d)	The admission by Tenant in writing that it cannot meet its obligations as they become due or the making by Tenant of an assignment for the benefit of its creditors.

     18.2       Nonexclusive Remedies. Upon any Event of Default, Landlord shall have, in addition to any other remedies provided in this Lease, the following nonexclusive remedies to be applied only with respect to the particular Premises to which the Event of Default relates (the “Default Premises”):

(a)

At Landlord’s option and without waiving any default by Tenant, Landlord shall have the right to continue this Lease in full force and effect and to collect all Monthly Rent and any other fees to be paid by Tenant under this Lease as and when due. During any period that Tenant is in default, Landlord shall have the right, pursuant to legal proceedings or pursuant to any notice provided for by law, to enter and take possession of (only) the Default Premises, without terminating this Lease, for the purpose of reletting the Default Premises or any part thereof and making any alterations and repairs that may be necessary or desirable in connection with such reletting. Any such reletting or relettings may be for such term or terms (including periods that exceed the

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balance of the term of this Lease), and upon such other terms, covenants and conditions as Landlord may in Landlord’s reasonable discretion deem advisable. Upon each and any such reletting, the rent or rents received by Landlord from such reletting shall be applied as follows, as the same relate (only) to the Default Premises: (1) to the payment of any amounts (other than Monthly Rent) due hereunder from Tenant to Landlord; (2) to the payment of reasonable costs and expenses of such reletting, including reasonable brokerage fees, attorney’s fees, court costs, and costs of any alterations or repairs; (3) to the payment of any Monthly Rent and any other amounts due and unpaid hereunder; and (4) the residue, if any, shall be held by Landlord and applied in payment of future Monthly Rent and any other amounts as they become due and payable hereunder. If the rent or rents received during any month and applied as provided above shall be insufficient to cover all such amounts including the Monthly Rent and any other amounts to be paid by Tenant pursuant to this Lease for such month with respect to the Default Premises, Tenant shall pay to Landlord any deficiency; such deficiencies shall be calculated and paid monthly. No entry or taking possession of all or any of the Default Premises by Landlord shall be construed as an election by Landlord to terminate this Lease with respect to any of the Default Premises, unless Landlord gives written notice of such election to Tenant or unless such termination shall be decreed by a court of competent jurisdiction. Notwithstanding any reletting by Landlord without termination, Landlord may at any time thereafter terminate this Lease with respect to the Default Premises for such previous default by giving written notice thereof to Tenant.

(b)

Terminate Tenant’s right to possession of the Default Premises by notice to Tenant, in which case this Lease shall terminate with respect to the Default Premises and Tenant shall immediately surrender possession of the Default Premises to Landlord. In such event Landlord shall be entitled to recover from Tenant all damages incurred by Landlord by reason of Tenant’s default, including without limitation the following, as the same relate (only) to the Default Premises to the extent permitted by law: (1) all unpaid rent which has been earned at the time of such termination, plus (2) the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that is proved could have been reasonably avoided, plus (3) any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform Tenant’s obligations under this Lease, or in addition to or in lieu of the foregoing such damages as may be permitted from time to time under applicable law. Upon any such re-entry Landlord shall have the right to make any reasonable repairs, alterations or modifications to the Default Premises, which Landlord in Landlord’s reasonable discretion determines are reasonable and necessary.

(c)

If an Event of Default specified in Section 18.1 occurs, Landlord may remove and store any property that remains on the Default Premises and, if Tenant does not claim such property within thirty (30) days after Landlord has delivered to Tenant notice of such storage, Landlord may appropriate, sell, destroy or otherwise dispose of the property in question without notice to Tenant or any other person, and without an obligation to account for such property.

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      18.3       Payment by Tenant. Upon any Event of Default, Tenant shall also pay to Landlord all reasonable costs and expenses incurred by Landlord, including court costs and reasonable attorneys’ fees, in (a) retaking or otherwise obtaining possession of the Default Premises, (b) removing and storing Tenant’s or another occupant’s property, (c) repairing, restoring, altering, remodeling, or otherwise putting all or any of the Default Premises into a condition acceptable to a new tenant or tenants, (d) reletting all or any part of the Default Premises, (e) paying or performing the underlying obligation which Tenant failed to pay or perform, and (f) enforcing any of Landlord’s rights, remedies or recourse arising as a consequence of the Event of Default.

     18.4      Reletting. Upon termination of this Lease with respect to the Default Premises or upon termination of Tenant’s right to possession of all or any of the Default Premises, Landlord shall use reasonable efforts to mitigate its damages in accordance with Utah law and relet the Default Premises on such terms and conditions as Landlord in its reasonable discretion may determine (including a term different than the term of this Lease, rental concession, and alterations to and improvements of the Default Premises). Subject to Landlord’s obligation to mitigate damages, Landlord shall not be obligated to relet any of the Default Premises before leasing other property owned by Landlord. Landlord shall not be liable for, nor shall Tenant’s obligations hereunder be diminished because of, Landlord’s failure to relet any of the Default Premises or collect rent due with respect to such reletting provided the Landlord has complied with Landlord’s duty to mitigate damages as set forth above. If Landlord relets any of the Default Premises, rent Landlord receives from such reletting shall be applied to the payment of the following, as the same relate (only) to the Default Premises: first, any indebtedness from Tenant to Landlord other than Monthly Rent (if any); second, all costs, including for maintenance and alterations, incurred by Landlord in reletting; and third, Monthly Rent due and unpaid. In no event shall Tenant be entitled to the excess of any rent obtained by reletting over the Monthly Rent herein reserved until all of Tenant’s obligations to Landlord have been satisfied

     18.5      Landlord’s Right to Pay or Perform. Upon an Event of Default, Landlord may, but without obligation to do so and without thereby waiving or curing such Event of Default, pay or perform the underlying obligation for the account of Tenant, and enter any Premises and expend any security deposit or other sums paid by Tenant for the purpose of securing faithful performance of Tenant’s obligations under this Lease.

     18.6       No Waiver; No Implied Surrender. Provisions of this Lease may only be waived by the party entitled to the benefit of the provision, and any such waiver shall be in writing. Thus, neither the acceptance of Monthly Rent by Landlord following an Event of Default (whether known to Landlord or not), nor any other custom or practice followed in connection with this Lease, shall constitute a waiver by Landlord of such Event of Default or any other Event of Default. Further, the failure by Landlord to complain of any action or inaction by Tenant, or to assert that any action or inaction by Tenant constitutes (or would constitute, without the giving of notice and the passage of time) an Event of Default, regardless of how long such failure continues, shall not extinguish, waive or in any way diminish the rights, remedies and recourse of Landlord with respect to such action or inaction. No waiver by Landlord of any provision of this Lease or of any breach by Tenant of the same or any other provision hereof shall constitute a waiver of any other provision or any other breach. Landlord’s consent to any act by Tenant requiring Landlord’s consent shall not be deemed to render unnecessary the obtaining of Landlord’s consent to any subsequent act of Tenant. No act or omission by Landlord (other than Landlord’s execution of a document acknowledging such surrender) or Landlord’s agents, including the delivery of the keys to any Premises, shall constitute an acceptance of a surrender of such Premises.

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ARTICLE 19 : DEFAULT BY LANDLORD

     Landlord shall not be in default under this Lease, and Tenant shall not be entitled to exercise any right, remedy or recourse against Landlord or otherwise as a consequence of any alleged default by Landlord under this Lease unless Landlord fails to perform any of its obligations hereunder and said failure continues for a period of thirty (30) days after Tenant gives Landlord and (provided that Tenant shall have been given the name and address of Landlord’s Mortgagee) Landlord’s Mortgagee written notice thereof specifying, with reasonable particularity, the nature of Landlord’s failure. If, however, the failure cannot reasonably be cured within the thirty (30) day period, Landlord shall not be in default hereunder if Landlord or Landlord’s Mortgagee commences to cure the failure within the thirty (30) days and thereafter pursues the curing of the same diligently to completion. If Tenant recovers a money judgment against Landlord for Landlord’s default of its obligations hereunder or otherwise, the judgment shall be limited to Tenant’s actual, direct, but no consequential, damages therefor and shall be satisfied only out of the interest of Landlord in the Premises as the same may then be encumbered, and Landlord shall not otherwise be liable for any deficiency. The foregoing shall not limit any right that Tenant might have to obtain specific performance of Landlord’s obligations hereunder.

ARTICLE 20 : RIGHT OF RE-ENTRY

     20.1       Surrender of Premises. Upon the expiration or termination of the term of this Lease for whatever cause for any Premises, or upon the exercise by Landlord of its right to re-enter any Premises without terminating this Lease, Tenant shall immediately, quietly and peaceably surrender to Landlord possession of such Premises “broom clean” and in good order, condition and repair, except only for ordinary wear and tear, damage by casualty (subject to ARTICLE 15) and repairs to be made by Landlord under this Lease. If Tenant is in default under this Lease, Landlord shall have a lien on Tenant’s personal property, trade fixtures and other property as set forth in Section 38-3-1, et seq., of the Utah Code Ann. (or any replacement provision), subject to any lien waiver or subordination previously executed by Landlord. In addition to the provisions of ARTICLE 12, Tenant may, and Landlord may require Tenant to, remove any personal property, equipment, trade fixtures and other property owned by Tenant. All personal property, trade fixtures and other property of Tenant not removed from any Premises on the abandonment of such Premises or on the expiration of the term of this Lease or sooner termination of this Lease with respect to any Premises for any cause shall conclusively be deemed to have been abandoned and may be appropriated, sold, stored, destroyed or otherwise disposed of by Landlord without notice to, and without any obligation to account to, Tenant or any other person. Tenant shall pay to Landlord all expenses incurred in connection with the disposition of such property in excess of any amount received by Landlord from such disposition. While Tenant remains in possession of any Premises after such expiration with Landlord’s prior written consent, Tenant shall be deemed to be occupying such Premises as a month-to-month tenant, subject to all of the obligations of Tenant under this Lease, except that the Monthly Rent shall be one hundred ten percent (110%) of the Monthly Rent in effect

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immediately before such expiration, termination or exercise by Landlord. While Tenant remains in possession of any Premises after such expiration, termination or exercise by Landlord of its re-entry right without Landlord’s prior written consent, Tenant shall be deemed to be occupying such Premises as a tenant-at-sufferance, subject to all of the obligations of Tenant under this Lease, except that the daily rent shall be twice the per-day rent in effect immediately before such expiration, termination or exercise by Landlord. No such holding over shall extend the Term. If Tenant fails to surrender possession of the Premises in the condition herein required, Landlord may, at Tenant’s expense, restore the Premises to such condition.

     20.2      Hazardous Substances. Except to the extent that Landlord has an obligation to indemnify Tenant pursuant to the provisions of Section 4.3 and except to the extent caused by Landlord or Landlord’s employee’s agents, or contractors, no spill, deposit, emission, leakage or other release of Hazardous Substance in the soils, groundwaters or waters shall be deemed to result in either wear and tear that would be normal for the term of this Lease or a casualty to the Premises and the provisions of Section 4.3 shall apply to such spill, deposit, emission, leakage, or other release.

ARTICLE 21 : MISCELLANEOUS

     21.1       Entire Agreement. This instrument along with any exhibits, attachments and addenda hereto constitutes the entire agreement between Landlord and Tenant relative to the Premises and this Lease and the exhibits, attachments, and addenda may be altered, amended or revoked only by an instrument in writing signed by both Landlord and Tenant. All prior or contemporaneous oral agreements between and among Landlord and Tenant and their agents or representatives relative to the leasing of the Premises are merged in or revoked by this Lease.

     21.2       Severability. If any term or provision of this Lease shall, to any extent, be determined by a court of competent jurisdiction to be invalid or unenforceable, the remainder of this Lease shall not be affected thereby, and each term and provision of this Lease shall be valid and enforceable to the fullest extent permitted by law.

     21.3      Costs of Suit. If Tenant or Landlord shall bring any action for any relief against the other, declaratory or otherwise, arising out of this Lease, including any suit by Landlord for the recovery of rent or possession of any Premises or any part thereof, the losing party shall pay the successful party a reasonable sum for attorney’s fees whether or not such action is prosecuted to judgment.

     21.4       Time and Remedies. Time is of the essence of this Lease and every provision hereof. All rights and remedies of the parties shall be cumulative and nonexclusive of any other remedy at law or in equity.

     21.5        Binding Effect, Successors and Choice of Law. All time provisions of this Lease are to be construed as both covenants and conditions as though the words importing such covenants and conditions were used in each separate Article of this Lease. Subject to any provisions restricting assignment by Tenant as set forth in Section 7.1, all of the terms hereof shall bind and inure to the benefit of the parties hereto and their respective successors and assigns. This Lease shall be governed by the laws of the State of Utah.

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     21.6      Waiver. No term, covenant or condition of this Lease shall be deemed waived, except by written consent of the party against whom the waiver is claimed, and any waiver of the breach of any term, covenant or condition shall not be deemed to be a waiver of any preceding or succeeding breach of the same or any other term, covenant or condition. Acceptance by Landlord of any performance by Tenant after the time the same shall have become due shall not constitute a waiver by Landlord of the breach or default of any term, covenant or condition unless otherwise expressly agreed to by Landlord in writing.

     21.7       Reasonable Consent. Except as expressly limited elsewhere in this Lease, wherever in this Lease Landlord or Tenant is required to give consent or approval to any action on the part of the other, such consent or approval shall not be unreasonably withheld, conditioned or delayed. In the event of failure to give any such consent, the other party shall be entitled to specific performance at law and shall have such other remedies as are reserved to such party under this Lease.

     21.8       Notice. Any notice required to be given under this Lease shall be given in writing and shall be delivered in person or by registered or certified mail, return receipt requested, postage prepaid, and addressed to the addresses for Landlord and Tenant set forth above. Either Landlord or Tenant may change the address at which such party desires to receive notice on written notice of such change to the other party. Any such notice shall be deemed to have been given, and shall be effective, on delivery to the notice address then applicable for the party to which the notice is directed; provided, however, that refusal to accept delivery of a notice or the inability to deliver a notice because of an address change which was not properly communicated shall not defeat or delay the giving of a notice.

      21.9       No Partnership. Landlord does not, as a result of entering into this Lease, in any way or for any purpose become a partner of Tenant in the conduct of Tenant’s business, or otherwise, or joint venturer or a member of a joint enterprise with Tenant.

      21.10       Estoppel Certificates; Financial Statements. Tenant shall, from time to time and within twenty (20) days of written request from either Landlord or Landlord’s Mortgagee, and without compensation or consideration execute and deliver a certificate setting forth the following: (a) a ratification of this Lease; (b) the Commencement Date and expiration date for each Premises; (c) that this Lease is in full force and effect and has not been assigned, modified, supplemented or amended (except by such writing as shall be stated): (d) that this Lease, as modified, supplemented or amended (if such is the case) constitutes the complete agreement between Landlord and Tenant with respect to all Premises and that Tenant does not hold an option to purchase any Premises or any interest therein, (e) that all conditions under this Lease to be performed by Landlord have been satisfied or, in the alternative, those claimed by Tenant to be unsatisfied; (f) that no defenses or offsets exist against the enforcement of this Lease by Landlord or, in the alternative, those claimed by Tenant to exist; (g) whether within the knowledge of Tenant there are any existing breaches or defaults by Landlord hereunder and, if so, stating the defaults with reasonable particularity; (h) the amount of advance Monthly Rent, if any (or none if such is the case), paid by Tenant for any or all of the Premises; (i) the date to which Monthly Rent has been paid; and (j) such other information as Landlord or Landlord’s Mortgagee may reasonably request. Landlord’s Mortgagee and purchasers from either Landlord’s Mortgagee or Landlord shall be entitled to rely on any estoppel certificate executed by Tenant.

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      21.11       Number and Gender; Captions and References. As the context of this Lease may require, pronouns shall include natural persons and legal entities of every kind and character, the singular number shall include the plural, and the neuter shall include the masculine and the feminine gender. Article headings in this Lease are for convenience of reference only and are not intended, to any extent and for any purpose, to limit or define any Article hereof. Whenever the terms “hereof,” “hereby,” “herein,” “hereunder,” or words of similar import are used in this Lease, they shall be construed as referring to this Lease in its entirety rather than to a particular Article or provision, unless the context specifically indicates to the contrary. Any reference to a particular “Article” shall be construed as referring to the indicated Article of this Lease.

      21.12       Brokers. Tenant and Landlord each hereby warrants and represents to the other that it has not incurred or authorized any brokerage commission, finder’s fees or similar payments in connection with this Lease. Each party shall defend, indemnify and hold the other harmless from and against any claim for brokerage commission, finder’s fees or similar payment arising by virtue of the authorization of such indemnifying party, or any Affiliate of such party, in connection with this Lease.

      21.13       Authority. Tenant warrants and represents to Landlord that (a) Tenant is a duly organized and existing legal entity, in good standing in the State of Utah, (b) Tenant has full right and authority to execute, deliver and perform this Lease, and (c) the person executing this Lease on behalf of Tenant was authorized to do so. Landlord warrants and represents to Tenant that (x) Landlord is a duly organized and existing legal entity, in good standing in the State of Utah, (y) Landlord has full right and authority to execute, deliver and perform this Lease, and (z) the person executing this Lease on behalf of Landlord was authorized to do so.

      21.14       Recording. This Lease (including any addenda or exhibit hereto) shall not be recorded, but one or more notices or memoranda of this Lease, in form and substance reasonably satisfactory to Landlord and Tenant, shall be executed by Landlord and Tenant concurrently with the execution of this Lease, and may be recorded at Tenant’s sole cost and expense.

     21.15        Multiple Counterparts; Exhibits. This Lease may be executed in two or more counterparts, each of which shall be an original, but all of which shall constitute but one instrument. All, schedules, addenda and exhibits hereto are incorporated herein for any and all purposes.

      21.16       Miscellaneous. No amendment to this Lease shall be binding on Landlord or Tenant unless reduced to writing and signed by both parties. Venue on any action arising out of this Lease shall be proper only in the District Court of Utah County, State of Utah. Landlord and Tenant waive trial by jury in any action, proceeding or counterclaim brought by either of them against the other on all matters arising out of this Lease or the use and occupancy of the Premises.

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      21.17      Acknowledgment. TENANT ACKNOWLEDGES THAT LANDLORD HAS MADE NO WARRANTIES TO TENANT AS TO THE CONDITION OF ANY PREMISES, EITHER EXPRESS OR IMPLIED, AND LANDLORD AND TENANT EXPRESSLY DISCLAIM ANY IMPLIED WARRANTY THAT ANY PREMISES ARE SUITABLE FOR TENANT’S INTENDED COMMERCIAL PURPOSE. THE TAKING OF POSSESSION OF EACH PREMISES BY TENANT SHALL CONCLUSIVELY ESTABLISH THAT SUCH PREMISES, THE TENANT IMPROVEMENTS THEREIN, ANY BUILDINGS AND THE COMMON AREAS WERE AT SUCH TIME COMPLETE AND IN GOOD, SANITARY AND SATISFACTORY CONDITION AND REPAIR WITH ALL WORK REQUIRED TO BE PERFORMED BY LANDLORD, IF ANY, COMPLETED AND WITHOUT ANY OBLIGATION ON LANDLORD’S PART TO MAKE ANY ALTERATIONS, UPGRADES OR IMPROVEMENTS THERETO.

     21.18      Force Majeure. If either Landlord or Tenant is delayed or hindered in or prevented from the performance of any act required under this Lease by reason of acts of God, strikes, lockouts, other labor troubles, inability to procure labor or materials, fire, accident, failure of power, restrictive governmental laws, ordinances, regulations or requirements of general applicability, riots, civil commotion, insurrection, war or other reason not the fault of the party delayed, hindered or prevented and beyond the control of such party (financial inability excepted), performance of the action in question shall be excused for the period of delay and the period for the performance of such act shall be extended for a period equivalent to the period of such delay.

ARTICLE 22 : RENEWAL

     Provided that no Event of Default has occurred and is then continuing beyond any applicable cure period, Tenant shall have the right and option (hereinafter individually a “Renewal Option” and collectively the “Renewal Options”) to renew this Lease with respect to each (or any) of the Premises for the terms set forth on Schedule A (hereinafter individually a “Renewal Term” and collectively the “Renewal Terms”) under the same terms, conditions and covenants contained in this Lease, except that (a) no abatements or other concessions, if any, applicable to the initial Lease term shall apply to any Renewal Term, (b) the Monthly Rent payable with respect to such Premises for each Lease Year of each Renewal Term (hereinafter the “Renewal Term Monthly Rent”) shall be determined as set forth below, (c) Tenant shall have no option to renew this Lease beyond the expiration of the last Renewal Term specified herein, and (d) all leasehold improvements within the Premises shall be provided in their then-existing condition (on an “as is” basis) at the time each Renewal Term commences. Tenant shall be deemed to have exercised each Renewal Option unless Tenant gives Landlord written notice of Tenant’s election not to exercise a Renewal Option at least 365 days prior to the date on which the term of the Lease would expire but for the exercise of such Renewal Option. Upon exercise of the Renewal Option with respect to any Premises for the applicable Renewal Term by Tenant and subject to the conditions set forth hereinabove, this Lease shall be extended with respect to such Premises (only) for the period of such Renewal Term and Landlord and Tenant shall promptly enter into a written agreement modifying and supplementing this Lease in accordance with the provisions hereof. Any termination of this Lease during the initial Lease term or any Renewal Term with respect to any Premises shall terminate all remaining renewal rights hereunder with respect to such Premises. The renewal rights of Tenant hereunder shall not be severable from this Lease. The Renewal Term Monthly Rent shall be determined as follows:

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(a)

The Renewal Term Monthly Rent payable with respect to the first Lease year of a Renewal Term shall be one hundred two and five-tenths percent (102.5%) of the Monthly Rent payable each month during the Lease Year immediately preceding such Renewal Term; provided, however, that if the initial term with respect to the Premises concerned is five (5) years or more, Landlord or Tenant may each give the other written notice (hereinafter an “Election Notice”), within thirty (30) days of the date on which Tenant is deemed to have exercised the Renewal Option with respect to such Renewal Term, that the Renewal Term Monthly Rent will be determined in accordance with the following provisions of this ARTICLE 22, and if the initial term with respect to the Premises concerned is less than five (5) years, Landlord (but not Tenant) may, within thirty (30) days of the date on which Tenant is deemed to have exercised the Renewal Option with respect to such Renewal Term, give Tenant an Election Notice with respect to such Premises and the Renewal Term Monthly Rent will be determined in accordance with the following provisions of this ARTICLE 22; provided further, however, that neither Landlord nor Tenant shall have the right to give an Election Notice with respect to the first Renewal Term of this Lease with respect to the Premises identified on Schedule A as “NOC.”

(b)

The Renewal Term Monthly Rent payable with respect to each Lease Year of a Renewal Term other than the first Lease Year of such Renewal Term shall be one hundred two and five-tenths percent (102.5%) of the Renewal Term Monthly Rent payable each month during the immediately preceding Lease Year of such Renewal Term.

     If an Election Notice is given with respect to a Renewal Term, the Renewal Term Monthly Rent for the first Lease Year of such Renewal Term shall be determined as set forth in the balance of this ARTICLE 22, and shall be (i) ninety-five percent (95%) of the Fair Market Rental Rate (as defined below) of the Premises concerned for any Premises with an initial Lease term of five (5) years or more, and (ii) seventy-five percent (75%) of the Fair Market Rental Rate of the Premises concerned for any Premises with an initial Lease term of less than five (5) years.

     The term “Fair Market Rental Rate” shall mean, with respect to each Premises, the amount that a comparable landlord of comparable premises would accept in current transactions between non-Affiliated parties from renewal and non-equity tenants of comparable credit-worthiness and for a comparable use for a comparable period of time (“Comparable Transactions”). In any determination of Comparable Transactions, appropriate consideration shall be given to the annual rental rates, the extent of Tenant’s liability under the Lease, abatement provisions reflecting free rent and/or no rent during the period of construction or subsequent to the commencement date as to the space in question, brokerage commissions, if any, which would be payable by Landlord in similar transactions, length of the lease term, size and location of premises being leased, building standard work letter and/or tenant improvement allowances, if any, and other generally applicable conditions of tenancy for such Comparable Transactions. The intent is that the Fair Market Rental Rate will reflect the same rent and other economic benefits that Landlord would otherwise give in Comparable Transactions and that Landlord will make, and receive the same economic payments and concessions that Landlord would otherwise make, and receive in Comparable Transactions.

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     The Fair Market Rental Rate shall be determined as follows:

1.

Landlord and Tenant shall meet with each other no later than thirty (30) days after the date on which the Election Notice is given exchange sealed envelopes containing their respective proposals of the Fair Market Rental Rate and then open such envelopes in each other’s presence. If such proposals are within ten percent (10%) of each other, the average of such proposals shall be the Fair Market Rental Rate. If such proposals are not within ten percent (10%) of each other, and if Landlord and Tenant do not mutually agree upon the Fair Market Rental Rate within ten (10) business days after the exchange and opening of envelopes, then, within twenty (20) business days of the exchange and opening of envelopes Landlord and Tenant shall agree upon and jointly appoint a single arbitrator who shall by profession be a real estate broker who shall have been active over at least the ten (10) year period ending on the date of such appointment in the leasing of comparable properties in the vicinity of the Premises. Neither Landlord nor Tenant shall consult with such broker as to his or her opinion as to Fair Market Rental Rate prior to the appointment. The determination of the arbitrator shall be limited solely to the issue of whether Landlord’s or Tenant’s submitted Fair Market Rental Rate for the Premises is the closer to the actual Fair Market Rental Rate for the Premises as determined by the arbitrator, taking into account the requirements of this ARTICLE 22. Such arbitrator may hold such hearings and require such briefs as the arbitrator, in his or her sole discretion, determines is necessary. In addition, Landlord or Tenant may submit to the arbitrator with a copy to the other party within five (5) business days after the appointment of the arbitrator any market data and additional information that such party deems relevant to the determination of Fair Market Rental Rate (“FMRR Data”) and the other party may submit a reply in writing within five (5) business days after receipt of such FMRR Data.

2.

The arbitrator shall, within thirty (30) days of his or her appointment, reach a decision as to whether the parties shall use Landlord’s or Tenant’s submitted Fair Market Rental Rate, and shall notify Landlord and Tenant of such determination.

3.	The decision of the arbitrator shall be binding upon Landlord and Tenant.

4.

If Landlord and Tenant fail to agree upon and appoint an arbitrator, then the appointment of the arbitrator shall be made by the Presiding Judge of a court of general jurisdiction having jurisdiction over the parties.

5.	The cost of arbitration shall be paid by Landlord and Tenant equally.

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     LANDLORD AND TENANT have executed this Lease on the respective dates set forth below, to be effective as of the day and year first above written.

LANDLORD:

SCRUB OAK, LLC, by its Manager:

MAPLE HILLS INVESTMENTS, INC.

By /s/ Brooke B. Roney Brooke B. Roney Vice President Date 1/16/2003 TENANT: NU SKIN INTERNATIONAL, INC. By /s/ M. Truman Hunt M. Truman Hunt Vice President Date 1/16/2003

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SCHEDULE A
to
MASTER LEASE
[Scrub Oak, LLC]

PREMISES

     The Premises, together with their respective Lease term and Monthly Rent are set forth below.

HIGH RISE

     1.       Commencement Date: July 1, 2001.

     2.       Expiration Date: June 30, 2011.

     3.       Term: Ten (10) years.

     4.       Renewal Terms: Two (2) ten (10) year terms.

     5.       Monthly Rent:

MONTHS	MONTHLY RENT
1-6	$ 149,210.08
7-18	$ 152,940.34
19-30	$ 156,763.87
31-42	$ 160,682.91
43-54	$ 164,699.97
55-66	$ 168,817.54
67-78	$ 173,038.00
79-90	$ 177,363.85
91-102	$ 181,797.95
103-114	$ 186,342.93
115-120	$ 191,001.53

     6.       Premises: Landlord has installed certain communications equipment on the Building that is used both by Landlord and by third parties pursuant to licenses from Landlord to such third parties. Tenant acknowledges that such communications equipment is not part of the Premises and Tenant’s rights to the Premises shall be subject to the rights of Landlord and any third parties to whom Landlord has granted or hereafter grants a license to install, maintain, repair, and operate communications equipment on the roof of the Building and in conduits located in the interior of the Building so long as such equipment does not interfere with the structural integrity of the Building and the use of such equipment by Landlord and/or such licensees does not unreasonably interfere with Tenant’s use of the Building.

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     7.       Permitted Use. General office space, cafeteria, retail store, studio production and related uses.

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KRESS BUILDING

     1.       Commencement Date: July 1, 2001.

     2.       Expiration Date: June 30, 2011.

     3.       Term: Ten (10) years.

     4.       Renewal Terms: Two (2) five (5) year terms.

     5.       Monthly Rent:

MONTHS	MONTHLY RENT
1-6	$ 22,893.75
7-18	$ 23,466.09
19-30	$ 24,052.76
31-42	$ 24,654.07
43-54	$ 25,270.43
55-60	$ 25,902.18
67-78	$ 26,549.73
79-90	$ 27,213.48
91-102	$ 27,893.80
103-114	$ 28,591.16
115-120	$ 29,305.94

     6.       Permitted Use. General office, cafeteria, retail store, studio production and related uses.

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   ANNEX “B”

     1.       Commencement Date: July 1, 2001.

     2.       Premises: All of Annex B, except for 4800 sq. ft. of the Bay located at 1070 South 350 East, which is not being leased by Tenant from and after December 31, 2002.

     3.       Expiration Date: June 30, 2003.

     4.       Term: Two (2) years.

     5.       Renewal Terms: Two (2) two (2) year terms.

     6.       Monthly Rent:

MONTHS	MONTHLY RENT
1-6	$ 2,559.42
7-18	$ 2,623.41
19-24	$ 2,258.75

     7.       Option to Terminate Lease: Landlord and Tenant shall each have the right to terminate the Lease with respect to Annex "B" upon sixty (60) days' prior written notice to the other.

     8.       Permitted Use. General warehouse storage, fleet maintenance and related uses.

     9.       Utilities. In the event utilities for the space not being leased by Tenant cannot be separately metered, Landlord shall reimburse Tenant a portion of such shared utility costs pro rata based on square footage (4800/30000).

     10.       Taxes/Repairs. Landlord shall reimburse Tenant pro rata for property taxes based on square footage retained by Landlord (4800/30000). Landlord shall be responsible for paying for any and all repairs to the portion of the Premises retained by Landlord.

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   ANDERSON PROPERTY

     1.       Commencement Date: July 1, 2001.

     2.       Expiration Date: June 30, 2003.

     3.      Term: Two (2) years.

     4.       Renewal Terms: Two (2) two (2) year terms.

     5.       Monthly Rent:

MONTHS	MONTHLY RENT
1-6	$ 1,254.24
7-18	$ 1,285.61
19-24	$ 1,317.75

     6.      Permitted Use. General warehouse and related uses.

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PARKING LOT #2

     1.       Commencement Date: July 1, 2001.

     2.       Expiration Date: June 30, 2011.

     3.      Term: Ten (10) years.

     4.       Renewal Terms: Two (2) ten (10) year terms.

     5.       Monthly Rent:

MONTHS	MONTHLY RENT
1-6	$ 1,200.42
7-18	$ 1,230.43
19-30	$ 1,261.19
31-42	$ 1,292.72
43-54	$ 1,325.04
55-66	$ 1,358.16
67-78	$ 1,392.12
79-90	$ 1,426.92
91-102	$ 1,462.59
103-114	$ 1,499.16
115-120	$ 1,536.63

     6.      Permitted Use. Vehicle parking.

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DEER VALLEY CONDOMINIUM

     1.       Commencement Date: July 1, 2001.

     2.       Expiration Date: June 30, 2006.

     3.      Term:Five (5) year terms.

     4.       Renewal Terms: Two (2) five (5) year terms.

     5.      Monthly Rent:

MONTHS	MONTHLY RENT
1-6	$ 2,500.00
7-18	$ 2,562.50
19-30	$ 2,626.56
31-42	$ 2,692.23
43-54	$ 2,759.53
55-60	$ 2,828.52

     6.       Permitted Use. Retreat and entertainment facility for employees, directors, guests and invitees of Tenant and their family members.

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